Exhibit 14.1

CHART INDUSTRIES, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

This code of ethics (the “Code”) applies to the senior financial officers of Chart Industries, Inc. (the “Company”), including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, or persons performing similar functions (collectively, “Senior Financial Officers”). The Company’s Senior Financial Officers shall (absent a waiver from the Company’s Board of Directors after full disclosure) to the best of their knowledge and ability adhere to and advocate the following principles and responsibilities governing their professional and ethical conduct. The failure to adhere to the Code will result in the disciplinary action deemed appropriate by the applicable supervisory personnel or by the Company’s Board of Directors, which may include termination of employment. Senior Financial Officers shall:

•	Act in an ethical manner with honesty and integrity.

•	Ethically handle all actual or apparent conflicts of interest between personal and professional relationships.

•	Endeavor to provide information that is full, fair, accurate, timely, and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and other public filings or communications made by the Company.

•	Endeavor to faithfully comply with all applicable laws, rules and regulations of federal, state and local governments, and all applicable private and public regulatory agencies.

•	Not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised.

•	Not use confidential information acquired in the course of their employment for personal advantage.

•	Promptly report to the Audit Committee any violation or suspected violation of the Code.

Each Senior Financial Officer is expected to adhere at all times to this Code. Only the Board of Directors shall have the authority to approve any waiver for a material departure from any provision of this Code. Any waiver, including to whom it was granted and the date thereof, and the reasons for it shall be disclosed within four business days in a filing on Form 8-K with the SEC or, subject to the conditions established by the SEC, posted on the Company’s website at www.chart-ind.com.